Exhibit 1.1

Société Anonyme

with a share capital of € 693,346.78

Registered office : 19 Le Parvis de Paris La Défense – 92800 PUTEAUX

Trade Register N° : 450 249 677 Nanterre

B  Y     L  A  W  S

As amended on February 1, 2012

Article 1 – Legal Form

The company is a “société anonyme” (French corporation) governed by corporate law, subject to specific laws governing the company and to these by-laws.

Article 2 – Company name

The company’s name is:

« SEQUANS COMMUNICATIONS ».

Article 3 – Corporate purpose

The company’s corporate purpose, in France and abroad is:

•	The study, development and marketing of all products and/or services relating to radio fixed and/or optical-type communication networks systems;

•	Advising and training, by all means and technical media, relating to the aforementioned fields of operations;

•

The participation, directly or indirectly, in all transaction that may be related to any of the purposes defined above, through the creation of new companies or legal entities, the contribution, subscription, or purchase of securities or corporate rights, acquisition of interests, mergers, partnerships, or any other methods;

•

And, more generally, all industrial, commercial, and financial transactions, or transactions involving movable or fixed assets, that may be related directly or indirectly, in whole or in part, to any of the aforementioned corporate purposes, or to any similar or related purposes, or to any and all purposes that may enhance or develop the company’s business.

Article 4 – Registered office

The registered office is located at :

19 Le Parvis de Paris La Défense – 92800 PUTEAUX.

The board of directors is empowered to transfer the company’s registered office, within the applicable legal and regulatory provisions.

Article 5 –Term

The company was incorporated for a term of ninety-nine years starting the day of its registration with the trade and company register, except in the cases of extension or early dissolution.

Article 6 – Share capital

The share capital is set at the amount of six hundred ninety three thousand three hundred forty six euros and seventy eight cents (EUR 693,346.78).

It is divided into thirty four million six hundred sixty seven thousand three hundred and thirty nine (34,667,339) shares of a par value of two cents (EUR 0.02), fully paid up.

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Article 7 – Changes to the capital

The share capital may be increased, decreased or amortized in accordance with applicable legal and regulatory provisions.

Article 8 – Subscription for shares

In the event of a share capital increase, shares subscribed for cash, when applied for, shall be paid up in the minimum proportion provided for by legal and regulatory provisions. Partly paid up shares shall be registered shares until fully paid up. Payment of the remainder shall be made in one or several installments pursuant to a decision by the board of directors, within a maximum time limit of five years as of the date of the final capital increase.

Subscribers will be informed of calls for funds by certified mail with acknowledgement of receipt within fifteen days at least before the date set for each payment. Payments shall be made either at the registered office, or at any other place designated for this purpose.

Should the shareholder fail to pay by the date set by the board of directors, any amounts due shall bear interest, ipso jure, at the legal rate of interest, as of the due date for payment, without prejudice to other statutory proceeding and penalties. In particular, the company may force the sale of the securities that have not been paid up.

Article 9 – Legal forms of the shares

Shares are in registered form and shall be registered in an individual share account as provided by legal and regulatory provisions.

Article 10 – Indivisibility of the shares

Shares shall be indivisible with respect to the company. Joint owners of indivisible shares shall be represented at shareholders’ general meetings by one of them or by a joint agent of their choice. Failing their agreement on the choice of an agent, such an agent is appointed by the courts of justice ruling in interim proceedings at the request of the co-owner who is in the greatest hardship.

The voting rights attached to the share shall belong to the beneficial-owner at ordinary shareholders’ meetings, and to the bare-owner at extraordinary shareholders’ general meetings.

Article 11 – Transfer and passing of the shares

Shares are freely negotiable.

They shall be transferred by means of a transfer order from account to account in accordance with the legal and regulatory provisions.

The shares can be leased out or lent with respect to the applicable legal and regulatory provisions.

Article 12 – Rights and obligations of the shares

Each share shall entitle its holder to a portion of the corporate profits and assets pro rata with respect to the amount of capital it represents.

Furthermore, each share shall entitle its holder to vote and be represented in the shareholders’ general meetings in accordance with legal rules and the provisions of these by-laws. Ownership of one share implies, ipso jure, adherence to the by-laws and the decisions of the shareholders’ general meeting.

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Shareholders shall be liable for losses within the limits of their contributions to the company’s capital.

The heirs, creditors, legal beneficiaries and other representatives of a shareholder may not place liens on the property or securities of the company, nor request the division or the public sale, nor interfere in the administration of the company. For the proper exercise of their right, they shall refer to the corporate records and to the decisions of the shareholders’ meetings.

At times when the ownership of several shares is necessary in order to exercise any right as in an exchange, grouping or allocation of shares, or as a consequence of a capital increase or decrease, merger or other corporate operation, the owner of isolated shares, or fewer shares than the required amount, may only exercise the particular right on condition that the shareholder personally takes the required steps to group or, if applicable, purchase or sell the number of requisite shares.

Article 13 – Organization and functioning of the board of directors

1 – Composition

The company is managed by a board of directors comprised of no more than 9 members, appointed by the shareholders’ meeting and that may be individuals or legal entities.

Directors that are legal entities shall designate a permanent legal representative when nominated. This legal representative will be subject to the same conditions and obligations and will be subject to the same civil and criminal liability as if he were director under his own name, without prejudice of the liability in solidum of the legal entity he represents. His mandate as director is for the same term as the mandate given to the legal entity he represents and must be renewed at each renewal of the legal entity’s mandate.

When the legal entity dismisses its representative, it must notify this dismissal to the company without delay, by certified mail and appoints, following the same procedure, a new permanent legal representative; the same rule applies in case of the death or resignation of the permanent legal representative.

2 – Term of office – renewal and rotation

The term of office for directors shall be two years, expiring at the end of the shareholders’ general meeting approving the accounts of the last fiscal years and held on the year of expiration of the mandate.

Directors can always be re-elected.

3 – Vacancy – Cooptation

In the event of vacancy, as a result of death or by resignation, of one or more seats of directors, the board of directors may, between two general meetings, make appointments on a provisional basis.

However, if the number of directors in function is less than the minimum required by legal and regulatory provisions, a general meeting will be convened with respect to applicable legal and regulatory provisions in order to complete the number of directors.

The provisional elections made by the board of directors will be subject to ratification by the next general meeting. In case of failure of ratification, the resolutions adopted and the acts accomplished by the board of directors will remain valid.

The director appointed as a replacement of another remains in the office only for the remaining time of his predecessor’s mandate.

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4 – Remuneration

The shareholders’ meeting shall set the directors’ attendance fees. The board of directors, after express deliberation, shall be free to distribute this remuneration among the directors, subject to applicable legal and regulatory provisions.

Costs incurred by directors during their terms of office shall be reimbursed by the company against documentary evidence.

5 – Observers

The board of directors may appoint one or more observers chosen from among the shareholders, whether individuals or legal entities, or from outside their number.

Their terms of office shall be set by the board of directors, but shall not exceed two years and shall expire at the next general meeting approving the accounts of the last fiscal year and held on the year of expiration of the mandate. Observers can always be re-elected.

The board of directors may terminate their appointment at any time without cause nor indemnity.

In the event of an observer’s death, dismissal or surrender of office for any other reason, the board of directors may appoint a replacement for the remainder of said observer’s term office.

Observers are called to assist as observers at board of directors’ meetings and may be consulted by it or its chairman. They may not vote on the board of directors’ resolutions.

Article 14 – Chairman of the board of directors

The board of directors shall elect its chairman from among its members who are individuals. The chairman shall be elected for the entire duration of his office as director and may be re-elected.

The chairman of the board of directors is subject to the age limit set out by legal and regulatory provisions. If this limit is reached during office, the chairman of the board of directors shall be considered as having resigned from office at the end of the general meeting approving the accounts of the last fiscal year when the age limit was reached.

The board of directors determines the chairman’s remuneration.

Article 15 – Board meetings

1 – The board of directors shall convene as often as the company’s interest so require, pursuant to notice from the chairman.

The notice to convene must be given at least three days in advance by letter, telegram, telex or fax. It must contain the agenda. In the event of an emergency meeting, the notice may be given immediately and by any means, including orally.

The meeting shall take place at the company’s registered office or at any other place indicated in the notice to convene.

2 – The board may not validly deliberate unless a quorum of at least half of its members are present, or, as the case may be, deemed to be present as provided for under the internal charter of the board of directors set in accordance with applicable legal and regulatory provisions.

Any director may give, by letter, telegram, telex or fax, a proxy to one of his colleague in order to represent him at a meeting of the board of directors, but each director may only represent one of his colleagues.

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Decisions will be taken by a majority of members present, deemed to be present, or represented. In the event of a tie vote, the chairman of the meeting shall cast the deciding vote.

3 – An attendance sheet shall be kept which must be signed by the directors at the board meeting and record, as the case may be, the participation of directors by means of videoconferencing or telecommunications.

4 – Board decisions shall be recorded in minutes drawn up in compliance with applicable legal provisions and signed by the chairman of the meeting and one director or, if the chairman of the meeting is unable to attend, by two directors. Copies or extracts of the minutes may be certified by the chairman of the board of directors, the chief executive officer, the delegated managing director, the director temporarily delegated to the duties of chairman or the holder of a power of attorney duly authorized for this purpose.

Article 16 – Powers of the board of directors

The board of directors shall determine the strategy of the company’s activities and shall ensure its implementation. Subject to the powers expressly granted to the shareholders’ meetings, and within the scope of the company’s corporate purpose, the board shall take up all questions related to the management of the company and shall settle all related business through its deliberations.

The company shall be bound also by actions of the board of directors which do not fall within the corporate purpose, unless it proves that the third party knew such action was outside the limits of this purpose, or that the third party could not fail to be aware of this in view of the circumstances.

The board of directors carries out the controls and verifications it considers appropriate. All directors must receive all the necessary information in order to accomplish their task and may review all documents they consider useful.

Article 17 – Powers of the chairman of the board of directors

The chairman of the board of directors shall organize and direct the board’s work, which he shall report on to the general meeting. He shall ensure the proper functioning of the company’s governing bodies and shall ensure, in particular, that the directors are able to carry out their duties.

In case of a temporary unavailability or death of the chairman, the board of directors may delegate the powers of the chairman to a director. In case of a temporary unavailability, this delegation is granted for a limited duration and is renewable. In case of death, it is granted until the appointment of the new chairman.

Article 18 – General management

1 – Choice between two methods of conducting General Management

General management of the company shall be assumed under the responsibility of either the chairman of the board of directors or by another person appointed by the board and with the title of chief executive officer. The board of directors shall decide between these two methods of conducting general management, and shall duly inform the shareholders and third parties according to the applicable regulatory conditions.

When the general management of the company is assumed by the chairman of the board of directors, the provisions set forth above relating to the chief executive officer shall apply to him.

2 – Chief executive officer

The chief executive officer shall be nominated amongst the directors or from outside their number. The board of directors shall set his term of office and his remuneration. The chief executive officer is

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subject to the age limit set out by the applicable legal and regulatory provisions. If the age limit is reached during office, the chief executive officer shall be considered as having resigned from office at the next general meeting approving the accounts of the last fiscal year and held the year the limit was reached.

The chief executive officer may be dismissed at any time by the board of directors. If the dismissal is decided without fair grounds, it may give rise to damages, except if the chief executive officer is the chairman of the board of directors.

The chief executive officer shall be granted the widest powers to act in any manner on behalf of the company in all circumstances. He shall exercise his powers within the limits of the corporate purpose subject to the powers expressly attributed by legal and regulatory provisions to shareholders’ meetings and to the board of directors.

The chief executive officer shall represent the company in its relations with third parties. The company shall be bound also by actions of the chief executive officer which do not fall within the scope of the corporate purpose, unless its proves that the third party knew such action was outside of the limits of this purpose, or that the third party could not fail to be aware of this in view of the circumstances, it being specified that the mere publication of the by-laws does not constitute such proof.

The provisions of the by-laws or the resolutions of the board of directors limiting the powers of the chief executive officer are unenforceable against third parties.

3 – Deputy chief executive officer

Upon proposal of by the chief executive officer, the board of directors may appoint one or more individuals with the title of deputy chief executive officer and determine his remuneration in order to assist the chief executive officer.

The maximum number of deputy chief executives may not exceed five.

Deputy chief executives may be dismissed at any time by the board of directors upon proposal of the chief executive officer. If the dismissal is decided without fair grounds, it may give rise to damages. If the chief executive officer ceases to exercise, or is prevented from carrying out his duties, the deputy chief executive officers shall, except when otherwise decided by the board of directors, remain in office and retain their duties until appointment of the new chief executive officer.

In agreement with the chief executive officer, the board of directors shall determine the scope and term of the powers granted to the deputy chief executive officers. With respect to third parties, the deputy chief executives shall have the same powers as the chief executive officer.

The age limit applicable to the chief executive officer also applies to the deputy chief executive officers.

Article 19 – Statutory auditors

The company’s account shall be audited by one or several statutory auditors appointed in accordance with legal and regulatory provisions and carrying out their duties in accordance therewith.

One or several deputy statutory auditors shall be appointed to replace the official statutory auditors in the event that they are unable or refuse to carry out their mission, or should they resign or pass away.

Article 20 – Shareholders’ meetings

1 – Shareholders’ meetings are convened and deliberate in accordance with legal and regulatory provisions and carry out their duties in accordance therewith.

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Meetings are held at the company’s registered offices or at any other location indicated in the notice to convene.

2 – Any shareholder has the right to attend general meetings and to participate to the resolutions personally or through a proxy, by simple justification of his identity and no matter how many shares he owns as soon as the shares are paid up in accordance with applicable legal and regulatory provisions and that the shareholder justifies his shares are registered within the company’s books at least three days before the meeting.

Shareholders may only be represented by their spouse or another shareholder and for this purpose, the proxy must prove his mandate.

Shareholders may participate in general meetings by means of videoconferences or telecommunications in accordance with legal and regulatory requirements. The means of telecommunications authorized will be mentioned in the notice to convene.

3 – Shareholders’ general meeting shall be chaired by the chairman of the board of directors or, in his absence, by a director appointed for this purpose by the board of directors, failing which the shareholders’ general meeting itself shall elect its chairman.

4 – The minutes shall be prepared, and copies or excerpts of the deliberations shall be issued and certified as required by legal and regulatory provisions.

Article 21 – Financial year

The financial year is twelve months, beginning January 1 ending December 31 of each year.

Article 22 – Annual accounts – Allocation of results

The board of directors shall keep proper accounts of corporate activities and draw up annual and consolidated accounts, in accordance with applicable legal and regulatory provisions, regulations and standards.

The income statement, which summarizes the income and expenses for the financial year, shows, after deduction of amortization and provisions, the profit or loss for the year.

5% is set aside from the earnings for the financial year minus previous losses, if any, to fund the legal reserve. This withdrawal ceases to be mandatory when the reserve reaches one-tenth of the share capital and resumes when, for any reason, the legal reserve falls below the one tenth figure.

Distributable profits consist of the profits for the year, less prior losses, plus the amounts to be placed in reserves as required by legal and regulatory provisions or by the by-laws, plus retained earnings. The shareholders’ meeting may withdraw from these earnings any sum it deems appropriate to allocate any optional reserves or to carry forward to the next financial year.

Moreover the shareholders’ general meeting may decide to distribute sums taken from reserves at its disposal, expressly indicating the reserve items from which such withdrawals are made. Dividends shall however first be taken from the distributable earnings for the year.

Except in the case of a capital decrease, no distribution may be made to shareholders when shareholders’ equity is or would, as a result of such distribution, be less than the amount of capital plus reserves which legal and regulatory provisions or the by-laws prohibit from being distributed. The re-evaluation variance may not be distributed and may be incorporated, in whole or in part, into the capital.

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Article 23 – Payment of dividends

The terms and conditions for the payment of the dividends approved by the shareholders’ general meeting are determined by the shareholders’ meeting, or in lieu, by the board of directors. However, cash dividends must be paid within a maximum of nine months after the close of the financial year, unless extended by court order.

The ordinary shareholders’ general meeting may grant each shareholder, for all or part of the dividends to be distributed, an option between payment of the dividends in cash or in shares, subject to legal requirements.

Interim dividends may be distributed before the approval of the financial statements for the year when the balance sheet established during or at the end of a financial year and certified by an auditor, shows that the company has made a profit since the close of the last financial year, after recognizing the necessary depreciation and provisions and after deducting prior losses, if any, and the sums to be allocated to reserves, as required by legal and regulatory provisions or the by-laws, and including any retaining earnings. The amount of such interim dividends may not exceed the amount of the profit so defined.

Dividends not claimed within five years after the payment date shall be deemed to expire.

Article 24 – Liquidation

Subject to the applicable legal provisions, the company shall be in liquidation from the time of its winding-up, however brought about. The general meeting of shareholders shall then decide on the method of liquidation and appoint the liquidators. The legal entity of the company shall continue for the purposes of liquidation, until its definitive closure.

Article 25 – Disputes

All disputes which may arise during the company’s existence or its liquidation either between the shareholders and the company or among the shareholders themselves, concerning the business of the company or the interpretation or implementation of these by-laws will be submitted to the jurisdiction of the relevant courts located in the jurisdiction where the company’s registered office is located.

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